NU SKIN ENTERPRISES, INC. CHANGE OF CONTROL SEVERANCE PLAN FOR ___________________

(Effective as of August 9, 2006)

NU SKIN ENTERPRISES, INC.

CHANGE OF CONTROL SEVERANCE PLAN FOR ___________________

PREAMBLE

WHEREAS, Nu Skin Enterprises, Inc. (the “Company”) believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such a situation in the best interests of shareholders;

WHEREAS, the Company also understands that any such situation will present significant concerns for certain key management personnel at the Company and designated senior officers of its subsidiaries or other affiliates with respect to financial and job security;

WHEREAS, the Company wants to be proactive in assuring itself and its subsidiaries and affiliates of the services of these critical individuals during the period in which it is confronting such a situation, and in providing such individuals with certain financial assurances to enable them to (i) perform their responsibilities without undue distraction and (ii) exercise their judgment without bias due to their personal circumstances;

WHEREAS, the Company wishes to provide these financial assurances in a uniform and equitable manner without engaging in negotiations with individual executives.

NOW, THEREFORE, this Nu Skin Enterprises, Inc. Change of Control Severance Plan for ___________________ (the “Plan”) is effective as of August 9, 2006, to provide such assurances for ___________________.

ARTICLE 1
DEFINITIONS

1.1         "Accrued Obligations" has the meaning set forth in Section 2.3(a)(iii).

1.2         “Affiliate” means any corporation, partnership, limited liability company, business trust or other entity in which the Company owns, directly or indirectly, more than 50% of the Voting Power in such entity.

1.3         "Aggregate Parachute Payments" has the meaning set forth in Section 3.2.

1.4         “Annual Compensation” shall mean the sum of (i) Participant’s annual Base Pay, and (ii) the higher of (A) Participant’s actual annual incentive compensation payment(s) with respect to services performed in the calendar year prior to Participant’s Year of Termination, or (B) Participant’s target bonus the year of Termination; provided, however, that in the case Participant’s annual compensation for services consists in any material fashion of commissions and/or other forms of compensation other than Base Pay and annual incentive pay, the Compensation Committee shall determine the amount of Participant’s Annual Compensation.

1.5         “Base Pay” means Participant’s annual base salary, excluding bonuses, commissions, incentive and all other remuneration for services rendered to the Company and prior to reduction for any salary deferrals, including but not limited to, deferrals under plans established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

1.6         "Board" shall mean the Board of Directors of the Company.

1.7         “Cause” means any of the following: (1) the Participant’s theft, dishonesty, misappropriation or conversion of assets or opportunities belonging to the Company or falsification of any documents or records related to the Company or any of its Affiliates; (2) the Participant’s improper use or disclosure of the Company’s or any of its Affiliate’s confidential or proprietary information; (3) any action by the Participant which has a material detrimental effect on the reputation or business of the Company or any of its Affiliates including the commission of an act of fraud or intentional misrepresentation; (4) the Participant’s failure or inability to perform any reasonable assigned duties, if such failure or inability is reasonably capable of cure, after being provided with a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Participant of any employment or service agreement between the Participant and the Company or any of its Affiliates or applicable policy of the Company or any of its Affiliates, including any non-disclosure agreement or other duty of confidentiality or insider trading policy, unless such breach can be cured and is cured pursuant to the terms of such agreement; (6) breach of any applicable restrictive covenant evidenced by an agreement between the Participant and the Company or any Affiliate, including breach of any applicable non-competition or non-solicitation provision and/or improper disclosure or misuse of any confidential or proprietary information, or (7) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with the Company or any of its Affiliates or conduct related to the Participant’s service for which either criminal or civil penalties may be sought. Notwithstanding the foregoing, the definition of “Cause” in an individual written agreement, other than an individual written agreement for stock awards, between the Company or any of its Affiliates and the Participant shall supersede the foregoing definition (it being understood, however, that if no definition of the term Cause is set forth in such an individual written agreement, the foregoing definition shall apply).

1.8         "Change of Control" shall be deemed to have occurred if any of the following events shall occur:

(a)

The sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to a “person” or “group” (as such terms are defined or described in Sections 3(a)(9), 13(d)(3) or 14(d)(2) of the Exchange Act);

(b)

Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Power of the voting stock of the Company (or any successor to all or substantially all of the assets of the Company or any entity which controls the Company), including by way of merger, consolidation or otherwise;

(c)

Either a merger or consolidation of the Company with or into another person (as defined by Section 13(d) or 14(d) of the Exchange Act) if the shareholders of the Common Stock of the Company immediately prior to such transaction are not the Beneficial Owners of a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction;

(d)

During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(e)	A dissolution or liquidation of the Company.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred merely as a result of an underwritten offering of the equity securities of the Company where no Person (including any “group” (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than twenty-five percent (25%) of the beneficial ownership interests in such securities.

1.9         "Code" means the Internal Revenue Code of 1986, as amended.

1.10         "Company" means Nu Skin Enterprises, Inc., a Delaware corporation, or any successor company.

1.11         “Compensation Committee” means a committee comprised of the persons who, prior to or at the time of a Potential Change of Control or an actual Change of Control, are serving as the members of the Compensation Committee of the Company’s Board. Following the occurrence of a Potential Change of Control or Change of Control, the Company shall not have the right to change the individuals who serve on the committee acting as the Compensation Committee. Any vacancies on such Committee following the occurrence of a Change of Control shall be filled, if at all, by a vote of at least 75% of the individuals then still serving as members of the Compensation Committee.

1.12         “Date of Termination” means the date of receipt of a Notice of Termination or, if later, the date of termination of Participant’s employment specified therein.

1.13          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.14          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.15          "Excise Tax" has the meaning set forth in Section 3.1.

1.16          "Excise Tax Gross-Up Payment" has the meaning set forth in Section 3.3(b).

1.17          "End Date" means the 18-month anniversary of the Date of Termination.

1.18         “Good Reason” means the occurrence of any of the following, without the express written consent of Participant, after the occurrence of a Change of Control:

(a)

the assignment to Participant of any duties inconsistent in any material adverse respect with Participant’s position, authority or responsibilities as in effect immediately prior to a Change of Control, or any other material adverse change in such position, including authority or responsibilities;

(b)

any failure by the Company to continue to provide Participant with Base Pay, incentive compensation opportunities, and other material benefits (including, but not limited to, savings plans, defined benefit plans, welfare benefit plans and perquisites) at a level which is, in the aggregate, at least equal to that in effect immediately prior to a Change of Control, but shall not include any reduction in incentive compensation opportunities or other material benefits that are part of an across-the-board reduction of the incentive compensation or other material benefits of employees who are similarly situated with respect to Participant;

(c)

the Company’s requiring Participant to be based at any office or location more than 49 miles from that location at which he performed his services immediately prior to the Change of Control, except for travel reasonably required in the performance of Participant’s responsibilities; or

(d)

any failure by the Company or an Affiliate to obtain the commitment of any successor in interest or failure on the part of such successor in interest to perform the obligations to Participant under this Plan or any employee-related obligations assumed by the successor in interest in connection with its acquisition of the Company or an Affiliate.

        The occurrence of the events or conditions in clauses (a)-(d) shall not constitute Good Reason unless Participant provides written notice of the action(s) or omission(s) deemed to constitute Good Reason in accordance with the provisions hereof and the Company or, if applicable, an Affiliate fails to remedy such action(s) or omission(s) within 30 days after the receipt of such written notice. In no event shall the mere occurrence of a Change of Control, absent any further impact on Participant, be deemed to constitute Good Reason.

1.19          "Group Welfare Benefit Plans" has the meaning set forth in Section 2.3(b).

1.20         “Notice of Termination” Any termination by the Company (and/or, where applicable, an Affiliate), whether with or without Cause, or by Participant for Good Reason shall be communicated by Notice of Termination to Participant or the Company (or the applicable Affiliate), as the case may be (except that such notice may be waived by the party intended to receive such notice). A “Notice of Termination” means a written notice given, in the case of a termination for Cause, within thirty (30) business days of the Company’s (or the applicable Affiliate’s) having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within thirty (30) days of Participant’s having actual knowledge of the events giving rise to such termination, and which (i) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment, and (ii) if the termination date is other than the date of receipt of such notice, specifies the Date of Termination (which date, in the case of any termination for other than Good Reason, shall be not more than 15 days after the giving of such notice). Notwithstanding any other provision hereunder, in the case of a termination for Good Reason, the Date of Termination shall be 30 days after the Notice of Termination, provided that Participant may not terminate his or her employment for Good Reason if the Company (or the applicable Affiliate) cures the cause for such termination within 30 days of receiving the Notice of Termination. The failure by Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Participant hereunder or preclude Participant from asserting such fact or circumstance in enforcing his rights hereunder. A Notice of Termination shall be given in writing and delivered by first class mail, return receipt requested (or other form of delivery which requires signature for delivery), addressed to the Company’s headquarters, if the notice is to the Company (or the applicable Affiliate), or to the address of Participant on the Company’s (or the applicable Affiliate’s) records, if addressed to Participant.

1.21         “Nu Skin Enterprises Deferred Compensation Plans” means the Nu Skin Enterprises, Inc. Deferred Compensation Plan and any other deferred compensation plan sponsored by the Company or any Affiliate that is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.22         “Participant” means ___________________.

1.23         "Payment Cap" has the meaning set forth in Section 3.3(a).

1.24         “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act, including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), but excluding any of the Company, any Affiliate or any employee benefit plan sponsored or maintained by the Company or any Affiliate.

1.25         “Potential Change of Control” shall be deemed to have occurred if any of the following events shall have occurred:

(a)	a Person commences a tender offer (with adequate financing) for securities representing at least 10% of the Voting Power of the Company’s securities;

(b)	the Company enters into an agreement the consummation of which would constitute a Change of Control;

(c)

at a time at which the Company is subject to the proxy disclosure rules of Section 14 of the Exchange Act, proxies for the election of directors of the Company are solicited by anyone other than the Company; or

(d)	any other event occurs which is deemed to be a Potential Change of Control by the Board.

1.26          "Plan" means the Nu Skin Enterprises, Inc. Change of Control Severance Plan for ___________________.

1.27          "Section 280G PlaceNameplaceSafe PlaceTypeHarbor Amount" has the meaning set forth in Section 3.2.

1.28         “Separation Agreement and General Release” means a written document that includes, but is not limited to, a release of rights and claims from Participant, a confidentiality agreement, a non-compete agreement, and an agreement not to solicit employees of the Company and its Affiliates, in a form substantially similar to Exhibit A, as the same may be amended by the Compensation Committee from time to time.

1.29          "Severance Amount" has the meaning set forth in Section 2.3(a)(iv).

1.30         “Voting Power” means such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

1.31          “Voting Securities” means all securities of a company entitling the holders thereof to vote in an annual election of directors.

1.32          “Year of Termination” means the calendar year during which Participant’s employment with the Company or any Affiliate is terminated.

ARTICLE II
BENEFITS PAYABLE

2.1         Death; Disability or Retirement. If Participant’s employment with the Company and/or any Affiliate is terminated by reason of Participant’s death, voluntary retirement or termination of employment as a result of Participant’s inability to perform the basic requirements of his or her position due to physical or mental limitations, no benefits will be payable under this Plan.

2.2          Cause and Voluntary Termination. If Participant’s employment with the Company and/or any Affiliate is terminated for Cause or is voluntarily terminated by Participant (other than on account of Good Reason), no benefits will be payable under this Plan.

2.3         Termination by the Company other than for Cause. If, during the two-year period following a Change of Control, Participant’s employment is terminated by the Company and/or any Affiliate other than for Cause, the Company shall provide (or the Company shall cause an Affiliate to provide) Participant with the following compensation and benefits:

(a)	Severance and Other Termination Payments. Participant shall be entitled to receive the following upon the execution of a Separation Agreement and General Release:

(i)	Participant’s full Base Pay through the Date of Termination;

(ii)

an amount (the “Pro-Rated Annual Incentive”) equal to the target annual incentive compensation opportunity applicable to Participant for the fiscal year in which the Date of Termination occurs (or, if there is no target opportunity stated for such year, an amount equal to the average of the annual incentive compensation payments made to Participant for the three calendar years (or, if less, the number of calendar years during which Participant was employed by the Company or any Affiliate) ended immediately prior to Participant’s Year of Termination), multiplied by a fraction, the numerator of which is the number of completed months in such fiscal year which have elapsed on or before (and including) the Date of Termination and the denominator of which is 12;

(iii)

any vested amounts or benefits owing to Participant under any otherwise applicable employee benefit plans and programs, both qualified and nonqualified, and not yet paid and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”); and

(iv)	a severance payment (the “Severance Amount”) equal to 1.5 times Participant’s Annual Compensation.

        The Base Pay, Pro-Rated Annual Incentives, and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law) following the later of (a) the Date of Termination or (b) the execution of a Separation Agreement and General Release. The Pro-Rated Annual Incentive shall be paid in cash as soon as practicable after the amount of each such payment (or any portion thereof) can be determined. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(b)

Continuation of Benefits. After the Date of Termination, Participant (and, to the extent applicable, his or her dependents) shall be entitled to continue participation in all of the group health and group life employee benefit plans of the Company or any Affiliate in which he or she participated (the “Group Welfare Benefit Plans”) during Participant’s (or if applicable, his or her dependents’) applicable coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the degree such participation is permitted under the terms of the applicable plan, program or policy and in accordance with the requirements of the Code, ERISA or otherwise applicable law. The Company or the appropriate Affiliate shall pay Participant, as soon as reasonably practical, a lump-sum payment equal to the excess of the cost of the medical coverage and life insurance provided to Participant (and to the extent applicable, Participant’s dependents) hereunder over the cost that Participant (or his dependents) would have paid for such coverage if Participant had remained employed.

        Notwithstanding the above, to the extent Section 409A of the Code applies to any payment amount under this Section, payment to Participant will begin no earlier than six months following Participant’s termination to the extent required by Section 409A of the Code.

2.4         Termination by Participant for Good Reason. If, after a Change of Control and prior to the second anniversary of such Change of Control, Participant terminates his employment for Good Reason, the Company or the appropriate Affiliate shall provide to Participant the same amounts and benefits as would be payable to Participant if such termination were a termination by the Company or such Affiliate without Cause.

2.5         Termination of Employment by the Company Following a Potential Change of Control. If the Company or Affiliate terminates Participant’s employment other than for Cause after the occurrence of a Potential Change of Control, and within six months after such Potential Change of Control a Change of Control actually occurs, Participant shall be treated, solely for purposes of this Plan, to have continued in employment until the occurrence of the Change of Control and to have been terminated thereafter by the Company and such Affiliate, without Cause, in which case he or she shall be entitled to the benefits described in Section 2.3 above, reduced by the amount of any other severance benefits previously provided to him in connection with such termination (other than any such benefits payable pursuant to the terms of a plan which is intended to meet the requirements of Section 401(a) of the Code).

2.6         Discharge of the Company’s Obligations. Except as expressly provided herein, the amounts payable to Participant pursuant to this Plan (whether or not reduced as provided below) shall be conditioned upon Participant’s executing a Separation Agreement and General Release in favor of the Company and each Affiliate and certain other parties designated therein of any claims Participant may have in respect of his employment by any of the Company or any Affiliate. Any payment under this Plan shall be null and void upon Participant’s failure to sign, or subsequent revocation of, such Separation Agreement and General Release. Any breach by Participant of a Separation Agreement and General Release upon which any payment under this Plan has been conditioned shall give the Company the right to terminate any payment otherwise due and/or to the return of such amounts already paid under this Plan, in addition to any other remedy the Company may have. Notwithstanding the foregoing, nothing in this Plan shall be construed to:

(a)

affect, limit or modify in any way or release any claim Participant may have with respect to any amounts payable pursuant to this Plan or any vested amounts or benefits owing to Participant under any otherwise applicable employee benefit plans and programs maintained or contributed by any of the Company or any Affiliate (except that this Plan will supersede any otherwise applicable severance policy), including any compensation previously deferred by Participant (together with any accrued earnings thereon) and not yet paid and any accrued vacation pay not yet paid, or

(b)

release the Company or any Affiliate from its commitment to indemnify Participant and hold Participant harmless from and against any claim, loss or cause of action arising from or out of Participant’s performance as an officer, director or employee of the Company or any such Affiliate or in any other capacity, including any fiduciary capacity, in which Participant served at the request of the Company or any Affiliate.

        Except as otherwise expressly provided herein, the obligation of the Company or any Affiliate to make the payments provided for in this Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any such Affiliate may have against Participant or others whether by reason of the subsequent employment of Participant or otherwise.

ARTICLE III
LIMIT ON PAYMENTS BY THE COMPANY

3.1         Application of this Article III. In the event that any amount or benefit paid or distributed to Participant pursuant to this Plan, taken together with any amounts or benefits otherwise paid or distributed to Participant by the Company or any Affiliate (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and would thereby subject Participant to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Article III shall apply to determine the amounts payable to Participant pursuant to this Plan.

3.2 Calculation of Aggregate Parachute Payments. Immediately following delivery of any Notice of Termination, the Company shall notify Participant of the aggregate present value of all “parachute payments” (within the meaning of Section 280G of the Code) to which Participant would be entitled under this Plan and any other plan, program or arrangement as of the projected Date of Termination (the “Aggregate Parachute Payments”).

3.3         Best Alternative Payment. The Aggregate Parachute Payments shall be reduced if such reduction would maximize the Participant's after-tax retention. For this purpose, the Company shall perform two calculations, as follows:

(a)	the first being the amount the Participant would retain net after all taxes, including excise taxes, if all of the Participant’s Aggregate Parachute Payments are made; and

(b)

the second being the amount the Participant would retain net after all taxes if the Aggregate Parachute Payments are reduced until no portion of the Aggregate Parachute Payments is not deducible by reason of Section 280G of the Code.

        The Participant will receive the greater of (a) or (b) above, whichever maximizes the Participant’s net after tax retention.

3.4         Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(a)

such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of an independent certified public accountant other than the Company’s normal independent certified public accountants or tax counsel selected by such accountants (the “Accountants”), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely), that the Company or any otherwise applicable Affiliate has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and

(b)	the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

3.5         Adjustments in Respect of the Payment Cap.

(a)

If Participant receives reduced payments and benefits under this Article III (or this Article III is determined not to be applicable to Participant because the Accountants conclude that Participant is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the parties in applying the terms of this Plan, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to Participant or for his benefit are in an amount that would result in Participant being subject an Excise Tax and Participant would still be subject to the payment cap under the provisions of Section 3.3(b), then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to Participant made on the date of receipt of such excess payments, which Participant shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Participant.

(b)

If Participant receives reduced payments and benefits by reason of this Article III and it is established pursuant to a Final Determination that Participant could have received a greater amount without exceeding the payment cap under the provisions of Section 3.3(b), then the Company or the appropriate Affiliate shall promptly thereafter pay Participant the aggregate additional amount which could have been paid without exceeding the cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment.

ARTICLE IV
DISPUTES

        Any dispute or controversy arising under or in connection with this Plan shall be resolved by binding arbitration. The arbitration shall be held in the State of Utah (or such other location as the parties shall mutually agree to in writing) and shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Participant. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. If Participant asserts any claim as to his or her eligibility for benefits under this Plan, Participant’s employer shall pay Participant’s legal expenses (or cause such expenses to be paid) including, without limitation, his or her reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that Participant shall reimburse such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Participant does not prevail as to at least one material issue presented to the arbitrator(s).

ARTICLE V
GENERAL INFORMATION

5.1         Administration. The Plan is sponsored solely by the Company, and will be payable from the general assets of the Company and, as applicable, an Affiliate. The Plan will be administered by the Compensation Committee. The Compensation Committee shall have full and complete authority to interpret this Plan, and to make all determinations hereunder, but not limited to, making determinations as to eligibility for benefits or to participate in the Plan, the amount of benefits payable, the time at which benefits cease to be payable, and other comparable issues. In addition, the Compensation Committee may delegate any of its authority and responsibilities, subject to Compensation Committee review and to the extent permitted by law, to any officer or committee of officer(s) of the Company. The determinations made by the Compensation Committee or its delegate shall be final, binding and conclusive on all persons affected thereby, including, but not limited to, Participant, the Company and each Affiliate. The Company and/or the Compensation Committee, as the case may be, shall maintain such procedures and records as each deems necessary or appropriate. Participant shall receive a copy of the Plan.

5.2          Plan Amendment Or Termination. This Plan may be amended or terminated at any time by the Board, subject to the following limitations. Any amendment or termination that adversely affects Participant shall not be given any effect until the expiration of one year from the date that Participant is given written notice of such amendment or termination. Upon a Change of Control or any Potential Change of Control, the Plan may not be terminated or amended in a manner that adversely affects Participant. In the event a Change of Control occurs during the one-year notice period required with respect to a termination or amendment that adversely affects Participant, such termination or amendment shall be rendered void and without effect. The Compensation Committee may terminate Participant’s participation in the Plan at any time, provided that (i) such termination shall not be given effect until the expiration of six months from the date that Participant is given notice thereof, and (ii) Participant’s participation hereunder may not be terminated after a Change of Control or a Potential Change of Control (even if notice of termination had been given prior to the occurrence of any such event). Notwithstanding anything else contained herein to the contrary, no Participant shall be or become entitled to benefits hereunder upon the termination of his or her employment by the Company, or as a result of any event that would otherwise have constituted Good Reason hereunder, if such termination or event first occurs after the second anniversary of the Change of Control occurring during the term of this Plan. This Plan shall automatically terminate at the later of two years after a Change of Control or the satisfaction of all Plan liabilities to Participant.

5.3         No Contract Of Employment. The existence of this Plan, as in effect at any time or from time to time, shall not be deemed to constitute a contract of employment between the Company or any Affiliate and Participant, nor shall it constitute a right to remain in the employ of the Company or any Affiliate. Employment with the Company or any Affiliate is employment-at-will and either party may terminate Participant’s employment at any time, for any reason, with or without cause or notice.

5.4         Limitation On Liability. The liability of the Company or any Affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Affiliate or the Compensation Committee not expressly set forth in the Plan.

5.5         Exclusivity Of Benefits. Except as otherwise expressly provided herein with respect to a termination occurring prior to a Change of Control but after a Potential Change of Control, Participant who receives benefits under this Plan shall not be entitled to any severance benefits under any other severance plan, program, or arrangement sponsored or adopted by the Company.

5.6         Impact on Other Benefits. Amounts paid under the Plan shall not be included in Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company or a Participating Company, unless such plan, program or arrangement expressly provides that amounts paid under the Plan shall be included.

5.7         Taxes. The Company or the appropriate Affiliate shall have the right to deduct from all payments any federal, state, or local taxes or other obligations required by law to be withheld with respect to such payments.

5.8          Third Parties. Nothing express or implied in this Plan is intended or may be construed to give any person other than eligible Participant any rights or remedies under this Plan.

5.9         Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

5.10         Choice Of Law. Except to the extent that they may be preempted by the operation of Federal law, this Plan shall be governed by the laws of the State of StateplaceUtah, other than the provisions thereof relating to conflict of laws.

5.11         No Limitations On Corporate Actions. Except to the extent expressly provided in Section 5.2, nothing contained in this Plan shall be construed to prevent the Company, or any Affiliate, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan. No employee, beneficiary, or other person, shall have any claim against the Company or any Affiliate as a result of any such action.

5.12         Non-Alienation Provision. Subject to the provisions of applicable law, no interest of any person or entity in any benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

5.13         Successors. All obligations of the Company and any Affiliate under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise.

        To signify its adoption of this Plan document, the Company has caused this Plan document to be executed by a duly authorized officer of the Company on this August 9, 2006.

NU SKIN ENTERPRISES, INC.

By:

Its: